Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Greg Smith, Chief Financial Officer Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces First Quarter Financial Results

Saint Paul, Minn., May 2, 2012-- Image Sensing Systems, Inc. (NASDAQ: ISNS), announced today the results for its first quarter ended March 31, 2012.

Revenue for the 2012 first quarter was $5.3 million compared to $6.1 million for the same period a year ago. Revenue from royalties was $2.3 million in the first quarter of 2012 compared to $2.7 million in the same period of 2011. Product sales were $2.9 million in the first quarter compared to $3.4 million in the same period of 2011. World-wide, in the first quarter of 2012, CitySync product sales were $1.6 million and RTMS® product sales and royalties were $658,000 and $125,000, respectively. The March 31, 2012 quarter was the first quarter of Econolite distribution of RTMS in North America.

Net loss for the first quarter of 2012 was $(668,000) or $(0.14) per share compared to a net loss of $(808,000) or $(0.17) per share for the same period in 2011. On a non-GAAP basis, excluding intangible asset amortization and restructuring expense net of tax, net loss for the first quarter of 2012 was $(327,000) or $(0.07) per share compared to $(536,000) or $(0.11) in the same period a year ago.

Ken Aubrey, CEO, said, “Even though our revenue model has changed from product sale to royalty for RTMS, the results indicate an overall decrease in revenue from last year’s first quarter on a like comparison. Although we typically experience downward first quarter seasonality, demand in our domestic royalty businesses was below our expectations and we believe this trend may continue in the near-term. Despite the equivalent revenue shortfall, our non-GAAP operating loss was improved when compared to the 2011 first quarter owing primarily to expense reductions realized through our previously disclosed restructuring initiatives.”

The Company also announced the following significant new sales or distribution agreements:

  An order in excess of $2.0 million in Eastern Europe of Autoscope® product for an urban traffic control (UTC) system. The order is expected to be substantially delivered in Q2 and Q3.
  An original equipment manufacturer (OEM) agreement with Siemens A.G. that allows Siemens to offer Autoscope technology on a non-exclusive basis in the European market.
  An exclusive agreement with Beijing Univaid Technology Co., Ltd. for the distribution of RTMS products in the People’s Republic of China. Under the agreement, Univaid has made commitments to certain minimum purchase levels for the first year in excess of $1.0 million.

“These agreements give us confidence for continuing improved results internationally for the remainder of 2012. We are active in the final transition of domestic RTMS manufacturing and distribution to Econolite and Q1 showed related balance sheet improvements with cash and investments increasing by $1.2 million and inventories decreasing by $625,000 compared to December 31, 2011 levels. Also, as we indicated in our previous quarter’s release, we continue to be mindful of keeping operating expenses at a level commensurate to revenue achieved to improve profitability,” said Aubrey.

Non-GAAP Information

We provide certain non-GAAP financial information as supplemental information to GAAP amounts. This non-GAAP information excludes the impact, net of tax, of amortizing the intangible assets from the 2007 EIS asset acquisition and the 2010 CitySync acquisition and may exclude other non-recurring items. Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

About Image Sensing

Image Sensing Systems, Inc. is a provider of software-based detection solutions for the Intelligent Transportation Systems (ITS) sector and adjacent markets including security, police and parking. We have sold more than 125,000 units of our industry leading Autoscope® machine-vision, RTMS® radar and CitySync automatic number plate recognition (ANPR) products in over 60 countries worldwide. This depth of our experience coupled with the breadth of our product portfolio uniquely positions us to provide powerful hybrid technology solutions and to exploit the convergence of the traffic, security and environmental management markets. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services, including ANPR products; adverse weather conditions in our markets; the impact of governmental laws and regulations; increased international presence; our success in integrating acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011 filed in March 2012.

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share information)

(unaudited)

	Three-Month Period Ended March 31,
	2012	2011
Revenue
Royalties	$2,348	$2,698
Product sales	2,909	3,447
	5,257	6,145
Cost of revenue	1,314	1,664
Gross profit	3,943	4,481

Operating expenses
Selling, marketing and product support	1,849	2,620
General and administrative	1,231	1,472
Research and development	1,270	1,029
Restructuring	76	—
Amortization of intangible assets	408	412
	4,834	5,533
Loss from operations	(891)	(1,052)
Other income	5	4
Loss before income taxes	(886)	(1,048)
Income tax benefit	(218)	(240)
Net loss	$(668)	$(808)

Basic net loss per share	$(0.14)	$(0.17)

Weighted shares – basic	4,854	4,824

Reconciliation of GAAP to non-GAAP basis
Non-GAAP operating expenses (1)	4,350	5,121
Non-GAAP loss from operations	(407)	(640)
Other income	5	4
Non-GAAP loss before income taxes	(402)	(636)
Non-GAAP income tax benefit (2)	(75)	(100)
Non-GAAP net loss	$(327)	$(536)

Non-GAAP basic net loss per share	$(0.07)	$(0.11)

Notes to non-GAAP adjustments
(1) Amortization of intangible assets and restructuring for period as shown above is removed
(2) Income tax benefit is increased by impact of (1) at ISS’ marginal tax rates

Image Sensing Systems, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	March 31, 2012	December 31, 2011
Assets
Current assets
Cash and cash equivalents	$5,734	$5,224
Investments	2,811	2,093
Receivables, net	7,976	10,148
Inventories	5,517	6,142
Prepaid expenses and deferred taxes	2,053	2,073
	24,091	25,680
Property and equipment, net	1,574	1,435
Deferred taxes, goodwill and intangible assets, net	14,045	14,139
	$39,710	$41,254
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$3,084	$4,545
Income taxes payable	30	67
	3,114	4,612
Income taxes payable	316	316
Shareholders’ equity	36,280	36,326
	$39,710	$41,254

Image Sensing Systems, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Three-Month Period Ended March 31,
	2012	2011
Operating activities
Net loss	$(668)	$(808)
Adjustments to reconcile net loss to net cash provided by (used in) operations
Depreciation and amortization	550	537
Stock option expense	97	94
Changes in operating assets and liabilities	1,321	(1,887)
Net cash provided by (used in) operating activities	1,300	(2,064)

Investing activities
Purchases of property and equipment, net of disposals	(281)	(158)
Payments of earn-outs	—	(2,361)
Sales (purchases) of investments	(718)	313
Net cash used in investing activities	(999)	(2,206)

Financing activities
Proceeds from exercise of stock options	3	35
Net cash provided by financing activities	3	35

Effect of exchange rate changes on cash	206	315

Increase (decrease) in cash and cash equivalents	510	(3,920)
Cash and cash equivalents, beginning of period	5,224	8,021
Cash and cash equivalents, end of period	$5,734	$4,101

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